Exhibit T3B.4

Execution Version

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PALOMA PARTNERS III, LLC

This Amended and Restated Limited Liability Company Agreement (this "***Agreement***") of Paloma Partners III, LLC, a Delaware limited liability company (the "***Company***"), is entered into by the entity named as Member in Annex A hereto, as the sole member of the Company (the "***Member***"), this 31st day of August, 2015.

1. **Formation**. The Company was formed as a Delaware limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del. C. §§ 18-101, et seq.), as amended from time to time (the "***Delaware Act***"), by filing the Certificate of Formation of the Company with the Secretary of State of the State of Delaware on September 12, 2012.

2. **Name**. The name of the Company is Paloma Partners III, LLC. The business of the Company shall be conducted under such name or such other names that comply with applicable law as the Member may from time to time deem necessary or desirable.

3. **Purpose and Powers**. The purpose of the Company shall be to engage in any lawful business or activity for which limited liability companies may be formed under the Delaware Act. The Company shall possess and may exercise all of the powers and privileges granted by the Delaware Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the purposes of the Company.

4. **Registered Office and Registered Agent**. The address of the registered office of the Company in the State of Delaware is Capitol Services Inc., and the name of the registered agent of the Company for service of process on the Company at such address is Capitol Services Inc. 1675 S. State Street, Suite B, Dover, Delaware 19901.

5. **Member**. Simultaneously with its execution of this Agreement, the Member is hereby admitted as the sole member of the Company and agrees to be bound by the terms of this Agreement. The Member shall have the sole limited liability company interest (as defined in the Delaware Act) in the Company (the "***Interest***") and the respective other rights, powers, duties and obligations provided in the Delaware Act, except, to the extent permitted by the Delaware Act, as otherwise provided herein.

6. **Capital Contribution**. The Member shall have the right, but not the obligation, to make capital contributions to the Company as the Member in its sole discretion may determine.

7. **Allocations and Distributions**. The net profits and net losses of the Company, and other items of income, gain, loss, deduction and credit, will be allocated 100 percent to the Member for capital account and federal income tax purposes, and the Company, as a separate

entity, is to be disregarded for federal income tax purposes. Subject to Sections 18-607 and 18-804 of the Delaware Act, the Company shall make such distributions to the Member as the Member determines.

8. **Management by Member**.

(a) The management and control of the Company shall be vested entirely in the Member. The Member shall have all the rights and powers that are conferred by law or are otherwise necessary, advisable or convenient to the discharge of the Member's duties and to the management of the business and affairs of the Company. No person or entity dealing with the Company shall have any obligation to inquire into the power or authority of the Member acting for such purposes on behalf of the Company.

(b) Without limiting the generality of Section 8(a) hereof, the Member may appoint such officers as it shall deem necessary or advisable who shall hold their offices for such terms, shall have authority (subject to such conditions as may be prescribed by the Member) to sign deeds, mortgages, bonds, contracts or other instruments on behalf of the Company and shall exercise such other powers and perform such other duties as shall be determined from time to time by the Member. Unless otherwise determined by the Member, each such officer shall hold office until his or her successor is chosen and qualified. Any officer appointed by the Member may be removed at any time, with or without cause, upon notice by the Member. Any vacancy occurring in any office of the Company shall be filled by the Member in its sole discretion. Any number of offices may be held by the same person. The initial officers of the Company shall be the persons listed on Schedule A.

9. **Transfer of Interest; Admission of Additional Members**. The Member may assign its Interest in whole or in part at any time. Upon assignment of the Member's entire Interest to a transferee, the transferee shall automatically be deemed admitted to the Company as a substituted member of the Company, the Member shall simultaneously be deemed to have resigned from the Company as a member of the Company, and the Company shall continue without dissolution (and all applicable references herein to the "Member" shall be read as references to the transferee as the substituted member of the Company); provided, in any event, that the transferee must agree in a document or instrument to be bound by the terms of this Agreement. One or more additional members of the Company may be admitted to the Company with the consent of the Member. Upon the admission to the Company of any additional member(s), the members of the Company shall cause this Agreement to be amended and restated to reflect the admission of such additional member(s) and the initial capital contribution, if any, of such additional member(s) and the intention of the members to cause the Company to be classified as a partnership or corporation for federal income tax purposes, and to include such other provisions as the members may agree to reflect the change of status of the Company from a single member limited liability company to a limited liability company with two or more members.

10. **Resignation of Members; Events of Bankruptcy**. Except as provided in the mandatory provisions of the Delaware Act and pursuant to the second sentence of Section 9, no right is given to any member of the Company to resign from the Company. The Member shall

not cease to be a member of the Company upon the happening of any of the events specified in Section 18-304 of the Delaware Act.

11. **Dissolution and Term of the Company**. The Company shall dissolve upon any act or event causing the dissolution of the Company under the Delaware Act, unless, if permitted by the Delaware Act, the Company is continued in accordance with the Delaware Act. Subject to an earlier dissolution as described in the preceding sentence, the Company shall have a perpetual existence.

12. **Limitation of Liability and Indemnification of Member**.

(a) Except as otherwise required by the Delaware Act, the Member shall not be liable for the debts, obligations or liabilities of the Company, whether arising in contract, tort, or otherwise, solely by reason of being a member of the Company.

(b) The Member shall not be liable to the Company or to any other member of the Company or other person or entity who may become a party to or bound by this Agreement for any breach of this Agreement or of any duties (including fiduciary duties) arising under or in connection with this Agreement or the Company other than for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

13. **Amendment**. This Agreement may be amended by the Member; provided, however, that any amendment to this Agreement must be in writing and signed by the Member.

14. **Governing Law**. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law principles.

15. **Severability**. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is judicially determined not to be enforceable in accordance with its terms, the court judicially making such determination may modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.

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IN WITNESS WHEREOF, the undersigned has executed this Limited Liability Company Agreement as of the date first written above.

MEMBER:

GULFPORT ENERGY CORPORATION

By: /s/ Michael G. Moore
Name: Michael G. Moore
Title: Chief Executive Officer and President

SCHEDULE A

Initial Officers of the Company

NAME	TITLE
Michael G. Moore	Chief Executive Officer and President
Aaron Gaydosik	Chief Financial Officer
Ross Kirtley	Chief Operating Officer
Paul K. Heerwagen IV	Vice President, Corporate Development
Lester Zitkus	Vice President, Land